CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Prudential Investment Portfolios 2 of our report dated September 24, 2026, relating to the financial statements and financial highlights of PGIM Core Conservative Bond Fund, PGIM Jennison Small-Cap Core Equity Fund, PGIM Quant Solutions Commodity Strategies Fund, PGIM Quant Solutions Mid-Cap Index Fund and PGIM TIPS Fund, which appears in Prudential Investment Portfolios 2’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2026. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP New York, New York September 25, 2026